Exhibit 99.1

Conference Call Transcript

OLGC — OrthoLogic Corp. at UBS Global Life Sciences Conference

Event Date/Time: Sep. 29. 2004 / 12:00PM PT
Event Duration: N/A

FINAL TRANSCRIPT

OLGC — OrthoLogic Corp. at UBS Global Life Sciences Conference

CORPORATE PARTICIPANTS
Mattias Bond
UBS — Global Healthcare Group

Tom Trotter
OrthoLogic — President & CEO

Jim Ryaby
OrthoLogic — Chief Technology Officer

PRESENTATION

Mattias Bond — UBS — Global Healthcare Group

Good afternoon, ladies and gentlemen. I am Mattias Bond (ph) of UBS Investment Bank’s Global Healthcare Group. It is my privilege to present to you Mr. Trotter, who is the President and CEO of OrthoLogic. Following the presentation, there will be a 30-minute breakout session in the Broadway room.

Tom Trotter — OrthoLogic — President & CEO

Good afternoon. It is a real pleasure to be here today and have an opportunity to talk to you about OrthoLogic. We are based in Tempe, Arizona. We are a public company traded on the NASDAQ ticker symbol OLGC.

Before we begin, I just need to read a short forward-looking statement. Statements in this presentation regarding OrthoLogic’s business that are not historical facts are forward-looking statements. These forward-looking statements are not guarantees of performance. Actual results may differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements described under “Risk Factors” in our 10-K and other reports filed with the Securities and Exchange Commission.

OrthoLogic is a drug development company, and we are focused in a broad range of medical applications. We have over the last several years changed our company from primarily a device company in the orthopedic business into a drug development company, and this year with the acquisition just recently completed of Chrysalis BioTechnology Inc., the license holder for the technology we are using, we have broadened our platform now beyond orthopedics into a number of major opportunities.

Our goal is to commercialize a series of synthetic peptide-based product candidates for multiple applications, both orthopedic and non-orthopedic. Whereas of June 30, we had approximately 115 million cash in the bank and no long-term debt, and our projected burn rate for this year is approximately $20 to $21 million.

Our vision is to become a worldwide leader in developing synthetic peptide-based therapies for a wide variety of unmet medical needs, and this afternoon we will give you an opportunity to see our preclinical and clinical data and why we are excited about what are very large market opportunities for our technology.

We are in the regeneration side of medicine. And in this we are basically working on products which combine innovations in biotechnology and material sciences and tissue biology with the concept of basically repairing problems for humans in the body and particularly in bone and tissue as opposed to taking them out

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	1

2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

OLGC — OrthoLogic Corp. at UBS Global Life Sciences Conference

and replacing them with metal parts. Our products utilize the body’s natural healing capacity to regenerate and repair itself. We believe we’re well-positioned with what we call our Chrysalin Product Platform, with product candidates in a number of areas. We will be talking about those today.

We got involved with Chrysalin or TP508, which is the name of our peptide, back in 1997 when we began a collaboration with a company in Galveston, Texas called Chrysalis BioTechnology. The Company had been created and founded by Dr. Darrell Carney who is a professor at the University of Texas in Galveston, and Dr. Carney had developed a very interesting synthetic peptide which he had synthesized and patented. It’s a fragment of the human thrombin molecule, and it has shown some exceptional capability to accelerate and repair both tissue and bone.

We initially began our collaboration by licensing the worldwide rights for orthopedic indications for the peptide and over the last several years and culminating in the acquisition this year now own the worldwide rights for all licensed opportunities for Chrysalin for all medical indications.

With that I will introduce Dr. Jim Ryaby as our Chief Technology Officer who will talk to you about the technology. Jim?

Jim Ryaby — OrthoLogic — Chief Technology Officer

Thank you, Tom. What I would like to do is just talk to you a little bit about the molecule, talk a little bit about some preclinical applications and then talk about clinical trial results to date. But the molecule itself is actually shown here in this diagram.

Basically the molecule is a 23-amino acid peptide that represents the receptor-binding domain of the human thrombin molecule, and really the nucleus for this development of this molecule was the fact that a discovery was made by Darrell Carney, the founder of Chrysalis technology, that in fact all cells contain the highest (inaudible) thrombin receptors, which led to the hypothesis that in fact thrombin did more than cleave fibrinogens to form the fiber and clot after wounding, but in fact acted as a signaling molecule to signal those early events in tissue repair.

Now the nice thing about this is this is a synthetic peptide so it could be produced synthetically a low cost and again mimics this part of the thrombin response without blood clotting. And overall what we see is we see an acceleration of the normal sequence of repair events.

So our group in Tempe, and now joined by our group in Galveston, has worked in many different preclinical areas, and I would like to just highlight them right now. So I think our most advanced program both preclinically as well as in clinical development is the fracture repair indications. So these are studies that show that an experimental wrap fracture model, a single injection of this peptide into the fracture site, can about double the mechanical strength of that healing fracture over time, most importantly with a convergence as this treated fracture becomes as mechanically strong as the intact fracture we see in fact that the control catches up. So this a true shifting of the acceleration curve.

We have also looked at other what we would call more surgical bone formation models, so this is a bone defect model where we resect a large section of the ulna, in this case of a rabbit, and we ask whether or not the peptide formulated in a PLG microsphere formulation so a sustained release formulation can in fact regenerate this section of bone. And what you see both here radiographically as well as in this high-resolution 3-D reconstruction, we see really nice regeneration of this bone segment.

Now one of the other areas we are interested in is spine fusion, and in fact if we look for example on a rabbit spinal fusion model, looking at both the peptide formulated in these PLG microspheres or just the peptide actually in saline added to allograft, we can see in fact a very nice stimulation of bone formation and spine fusion. And this really provides the basis for moving forward in a human clinical evaluation of spine fusion.

We are also interested ultimately in the next year to move forward into a human cartilage defect repair indication, and in fact we have done quite a few studies using the various cartilage defect repair models. So just showing you here what it looks like if you add these empty PLG microspheres to a cartilage defect, so this is a full thickness defect in rabbit knee cartilage. And comparing it to that of the response you see where you load 50 micrograms of TP508 or Chrysalin medicine, in fact incorporated in those PLG microspheres, you can see really nice regeneration or regrowth of the sub chondral bone, as well as a really nice repair of that articular cartilage surface. And this is histologically about an 80 percent repair.

Now speaking to the dermal and cardiovascular indications, the group in Galveston, or our group in Galveston, have done many studies over the past 10 years looking at various preclinical dermal wound healing models, and some of the most dramatic studies they have done using this model, which is basically a 2 centimeter full thickness defect in the back of rats. So this is just looking at the inside out or really asking what the angiogenic response is to the peptide, and what you can see is that the peptide treated compared to the saline control show a very dramatic growth of new vessels from this nutrient artery towards the peptide treatment in contrast to that of the saline controls.

Now in cardiovascular repair we focused really in two areas, which has been to look at the anti-restenotic properties of the peptide, as well as myocardial revascularization. And so this is a model just showing in rabbits the hyper-cholestoreimic rabbit model where with a balloon you can create damage in the artery and then get this big arthrogenic response. And you can see what happens in

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	2

2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

OLGC — OrthoLogic Corp. at UBS Global Life Sciences Conference

just the normal control growth. You see this high area of inflammation. This is a specific marker for activated macrophages. And in fact, IV injection of the peptide can in fact almost totally abrogate the formation of that arthrogenic plaque.

We have also seen that you can take the peptide with direct injection into asystemic cardiac tissue and in fact stimulate revascularization of asystemic tissue.

So I think that preclinically we certainly have a lot of evidence that there are effects of the peptide that look very promising for moving forward. What I would like to do now is talk to you about where we are in terms of human clinical trial evaluation.

So we focused a lot on fracture repair as you will see in a minute. We have a study underway currently, a small pilot study in spine fusion, as well as having completed a diabetic ulcer small clinical trial. So our Phase I/Phase II fracture trial was a perspective randomized double-blind placebo-controlled trial conducted under an IND. It was 90 patients in seven centers here in the U.S., and the key here is the fractures we are looking at are distal radius fractures, so I think everyone recognizes what this fracture is when you fall and fracture your radius. And the type we are looking at is about the middle third of severity where these are unstable displaced distal radius fractures that can be treated with external fixation or casts with supplementary K wires.

There were three groups that we studied here. We were studying the placebo saline group, Chrysalin and then Chrysalin in either 10 or 100 micrograms, and this again was a randomized blinded clinical trial. And this is a single injection at the time of fracture induction which in this protocol was less than or equal to seven days postfracture.

So some of the results, just to show you radiographically, we saw in some of the fractures treated with the 10 microgram Chrysalin, or TP508, a very dramatic healing response where we saw really nice re-constitution of the trabecular bone where you basically cannot really view well any open fracture line and really nice cortical bone restoration. And you can see what a placebo fracture pretty much matched to this looks like where you still see a clear fracture line and still discontinuity in that cortical bone.

If you look at the overall patient population in this study, and this is looking at a timed to event Kaplan-Myer analysis, you can see that the Chrysalin 10 microgram patients are here compared to the placebo in the 100 micrograms, and in fact based on this criteria, which is a radiographic analysis of the cortical bridging of these bones, we can in fact see a shifting to the left, and this was a statistically significant timed to event data that said there was an effect of the 10 microgram compared to the placebo.

So to summarize the Phase I/Phase II fracture trial results really from a safety standpoint very importantly since this is a Phase I/Phase II, we saw no adverse events related to treatment with Chrysalin. We certainly saw based on this radiographic evaluation preliminary efficacy of the injectable formulation, and this trial provided us with data to design and power a Phase III trial.

Now our Phase III trial currently underway is again perspective double-blind randomized placebo-controlled IND trial. This is 500 patients in 25 to 30 centers here in the U.S.. It is the same patient population — these displaced and/or unstable distal radius fractures — and what we’re doing in this protocol is comparing a single injection of Chrysalin at 10 micrograms compared to the placebo control. And now the primary efficacy end point is really an endpoint that speaks to clinical benefit, which is in fact timed to a mobilization removal. And this of course is based on a combination of not only radiographic evaluation, but clinical evaluation of those healing fractures.

We have also announced that we are going to start a second fracture trial to provide additional dosing information in humans for the fracture repair indication, and this again will be a perspective double-blind randomized placebo-controlled trial. Here we see 500 subjects about the same size as the current trial, but in the fact then probably a larger number of clinical centers, maybe up to 50 or more clinical centers, same fracture indication, but we well in fact look at various doses, 1 through 30 micrograms, and compare this to placebo-control using that same primary efficacy endpoint.

Now in terms of spine fusion, currently we have underway a perspective randomized multicenter trial again conducted under an IND, and the unique feature of this trial is we are actually comparing allograft material which has added to it either 1 microgram or 5 micrograms per cc of the Chrysalin and saline, and this is being compared to that of the standard of care, which is taking autogenous iliac crest bone graph at the time of surgery. So again this is not really a double-blind or a blinded study in that the treating surgeons do know which patients get the standard of care and which patients are randomized to one or two doses of the drug.

The key thing here is that we actually decided to truncate enrollment in this study. We announced this in March of 2004, so we will have 55 patients in the study really view it as a pilot clinical trial and use this in a subsequent FDA submission with more pre-clinical studies because we really see an interbody fusion protocol as being more meaningful in the current spine fusion and projected spine fusion clinical practice.

Now the last clinical trial results I would like to present before turning the podium back to Tom is to talk about the Phase I/Phase II diabetic ulcer trial. So this is a trial conducted out of our group in Galveston, and again this was a perspective double-blind randomized placebo-controlled trial. There were four centers who enrolled 60 patients, and as opposed to our fracture trial where it is a single percutaneous injection, this in fact was a twice weekly topical application of either 1 microgram or 10 micrograms of Chrysalin or saline, and then this was added to standard of care for

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	3

2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

OLGC — OrthoLogic Corp. at UBS Global Life Sciences Conference

all patients as well as off-loading. So this is a diabetic ulcer patient population, and basically the standard of care was mild to (inaudible) upon coming back for your steady follow-up, and obviously changing the bandage, etc. as well as trying to ensure off-loading in these patients.

Now if we look just at the foot ulcer population, so this was actually a mixed population of all diabetic ulcers below the knee. If we look only at the foot ulcer subpopulation, what you see in fact is in the placebo saline group patients that were randomized to this group, about four out of 13 were healed. And this is very similar to data that we see with, for example, the (inaudible) clinical trials where about a third of patients with diabetic ulcers with good standard of care will in fact proceed to heal.

What we saw in fact, and again these are small patient numbers, but encouraging data, is that both the 1 and 10 microgram patients responded well — 9 out of 12, and 7 out of 10 respectively after two doses. If you look at the median time and days to reach enclosure, you can see that this is a significant effect. And if you look at the statistics, we basically see that in fact there was at the 10 microgram group a statistically significant effect and, if you pull the 1 and 10 microgram group again, a significant effect in this relatively small patient population. But certainly very encouraging.

Now just to give you one example of a diabetic ulcer patient, so here is a pretty severe foot ulcer. And you can see this on the heal and then about four months later, again with twice weekly treatment, we saw total closure of this patient. So I think to summarize these results most importantly again it was a small Phase I/Phase II study. There were no drug-related adverse events. There was certainly a trend if we looked in the overall patient population for a dose-dependent effect on overall 20-week closure and also reduced time to closure.

As I showed you in that foot ulcer subpopulation, there was an increase in the 20-week closure, 72 versus 33 percent, which was significant. There was a reduction in median time to closure, as well as an increased probability of 60-day closure from 25 percent to over 60 percent, and this is really important in planning for future clinical evaluation in patients.

So I think to conclude we have a well understood mechanism of action. It is effective. The peptide is effective in many animal models, both in orthopedic as well as in non-orthopedic indications. And to date in our clinical trial evaluation we have had an excellent safety profile and then certainly these promising preliminary efficacy data. So, Tom?

Tom Trotter — OrthoLogic — President & CEO

Thank you, Jim. Just to wrap up with a few slides here. These next two charts summarize where we are with the overall development of our clinical program. We have approximately nine product candidates that we are looking at right now. If we begin with the most advanced, it is the acceleration of fracture repair product, and we’re very excited about this because there is no product in the world today that can accelerate the healing of a fraction. We believe this has first to market potential, and it is a very large market opportunity.

There is close to 100 million fractures worldwide which occur every year. We believe that roughly 10 million could be accessible by this product and with a potential average selling price of $500 looking at a potential $5 billion market opportunity. Very excited about this.

As Jim mentioned, we’re currently in a Phase III pivotal trial for that product. We anticipate the conclusion of that trial and having data available from that trial in the second half of next year, and we believe that we are on track, data permitting, for and NDA potential filing in 2006. So we’re very excited about this. This is our lead candidate, acceleration of fracture repair.

We have also done some work in spine fusion. As Jim indicated, we have concluded the enrollment in a Phase I/Phase II trial. There was a 12-month follow-up to that trial and data from the spine fusion trial will be available probably early summer of 2005 next year. That data combined with additional preclinical work that we are doing, we hoped, as Jim mentioned, to move into a significant interbody fusion test of Chrysalin for spine fusion before the end of next year. That product, if successful, could be a very good low-cost alternative to products on the market today such as bone morphogenic protein.

We are also very excited, as Jim mentioned, about our cartilage data. This is an enormous market opportunity. There really is no good solution today for folks with these defects and problems. We are completing our preclinical work and hope to begin next year first human clinical trial for cartilage defect repair.

We’re also working in ligament and tendon repair. Those products candidates are in preclinical work at this time or in preclinical study design.

In the non-orthopedic indications as Jim mentioned, our most advanced is for diabetic foot ulcers. This is a huge unmet need, estimated $2 billion market opportunity. Many of these patients end up with amputations and major cardiovascular problems and death. This is a big market opportunity and one the FDA is critically interested in. We have successful results from a Phase I/Phase II trial. Over the next year we are going to be working on a gel formulation for this product that we hope to be able to move into a pivotal trial potentially in 2006.

We also have work that has been done — time does not permit us now to give too much information on it — in dental bone repair and other wound healing indications, as well as Jim showed some data

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	4

2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

OLGC — OrthoLogic Corp. at UBS Global Life Sciences Conference

in the cardiovascular arena. Over the next 12 months, we will be working on additional preclinical work to hopefully prepare these for human clinical trials beginning in 2006 and beyond.

So, a robust product line. A lot of different opportunities. If you take a quick look at the overall market opportunity, we believe in orthopedics the numbers could be as high as a $15 billion opportunity across all five of the indications that we are working on. Again led by significant opportunity we believe in acceleration of fracture repair, potentially first to market in the world. And in the non-orthopedic indications led by the dermal wound healing arena, perhaps as much as another 3 billion. So these are very large market opportunities, unmet needs, or significantly potentially better products for unmet needs.

Taking a look at our projected milestones, we are going to be completing the enrollment of our Phase III fracture repair trial, begin our submission of an IND for cartilage defect repair in the hope of beginning a human clinical trial next year, and completing the integration of our recent acquisition of CBI.

And then finally I will just conclude with a slide, what you might call the theory of a case for investment consideration. We believe we have got a unique platform, and an very important part of this platform we did not talk a lot about today is this is a low-cost platform. We have the potential to put Chrysalin in a syringe and saline for less than $30, which could allow a pharmaceutical margin on this product in the $300 to $500 range, which we believe would be very attractive to a worldwide market opportunity. So we’re very excited about its market capability. Of course, all of this data permitting and if NDA filings are successful.

We have a couple of first to market potentials in fracture and in cartilage. In addition, we have a potential unique solution in spine fusion, and we’re very excited also about cartilage and the other indications such as dermal wound healing. We have a strong balance sheet. Again, we have as of June 30 about 115 million in cash in the bank. We have no debt.

This year I remind you our projected burn-rate is around $20 to $21 million. For next year we have given preliminary guidance, which we will be refining a little later on on our next conference call, but right now looking in the range of 25 to 30 million next year, which still gives us a very strong cash position if we are on track, data permitting, for an NDA filing for our first product in 2006.

There is a very strong IP position that underlines all of this technology. Time does not permit us to go into that, but we’re very excited about this and thank you very much for your time and attention. This concludes our presentation.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2004, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	5

2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.